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                                                                    Exhibit 10.3

[GRAPHIC OMITTED]  uWink Inc.
                   12536 Beatrice St.
                   Los Angeles, CA 90066
                   310.827.6900   310.827.7633 fax
                   www.uwink.com


March 3, 2006

Nolan Bushnell
12536 Beatrice St.
Los Angeles, CA  90066

Re:  Employment Terms

Dear Nolan:

     The purpose of this letter is to set forth the terms of employment between uWink, Inc., a Utah corporation (the "Company"), and you ("Executive").

     1. Duties. During the term of this Agreement, Executive shall serve as Chief Executive Officer and Chairman of the Board of Directors of the Company.

     2. Term. Executive shall be employed subject to the election of both parties.

     3. Compensation. Executive's initial base salary shall be $120,000 per annum. Executive will participate in Bonus Program to be created by Board of Directors Compensation Committee.

     4. Stock Options. The Company will grant Executive stock options to purchase 500,000 shares of common stock at an exercise price of $.33 per share. The terms of the stock options shall be as set forth in the Stock Option Agreement attached hereto.

     5. Benefits. Executive will receive all benefits, including health insurance, as granted to other senior executives of the Company. The Company will agree to pay all costs for health insurance for Executive and Executive's family.

     6. Termination. It is agreed that Executive is employed at will and either party may terminate this Agreement with or without cause at any time upon thirty
(30) days prior written notice. Upon termination (except by the Company for Cause (as defined below) or by Executive without Good Reason (as defined below)) Executive shall receive a one-year severance payment equal to 12 months base salary, a pro rata portion of annual bonus, immediate vesting of all stock options, and payment of any COBRA amount due for the provision of any and all health benefits provided to the Executive and Executive's family immediately prior to his termination for a period of up to 18 months.



      [GRAPHIC OMITTED] uWink Inc. 12536 Beatrice St. Los Angeles, CA 90066
                  310.827.6900  310.827.7633 fax  www.uwink.com


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     For purposes of this Letter Agreement, the term "Cause" shall mean (i) an action of the Executive which constitutes a willful and material breach of, or willful and material failure or refusal (other than by reason of his disability or incapacity) to perform his duties under this Agreement that is not cured within forty-five (45) days after receipt by the Executive of written notice,
(ii) fraud, embezzlement or misappropriation of funds during the Executive's employment with the Company, or (iii) a conviction of any crime during Executive's employment with the Company which involves dishonesty or a breach of trust or involves the Company or its executives. Any termination for Cause shall be made by written notice to the Executive, which shall set forth in reasonable detail all acts or omissions upon which the Company is relying for the termination. The Executive shall have the right to address the Company's board of directors regarding the acts or omissions set forth in the notice of termination.

     For purposes of this Letter Agreement, the term "Good Reason" means: (i) a reduction by the Company in Executive's base salary to a rate less than the initial base salary rate set forth in this Letter Agreement; (ii) a change in the eligibility requirements or performance criteria under any employee benefit plan or incentive compensation arrangement under which Executive is covered on the effective date of this Agreement, and which materially adversely affects Executive; (iii) Company requiring Executive to be based anywhere other than the Company's headquarters or the relocation of Company's headquarters more than 20 miles from its location on the effective date of this Agreement, except for required travel on the Company's business to the extent substantially consistent with the business travel obligations which Executive undertook on behalf of the Company on the effective date of this Agreement; (iv) the assignment to Executive of any duties or responsibilities which are materially inconsistent with Executive's status or position as a member of the Company's executive management group; or (v) Executive's good faith and reasonable determination, after consultation with nationally-recognized counsel, that Executive is being unduly pressured or required by the board of directors or a senior executive of the Company to directly or indirectly engage in criminal activity.

     Upon any termination by the Company for Cause or the Executive without Good Reason, the Company shall pay to the Executive any due and unpaid compensation (including any bonus compensation earned but unpaid) and earned but unused vacation time through the date of termination.

     7. Confidentiality and Non-Solicitation. Executive will sign the attached Confidentiality and Non-Solicitation Agreement that all employees of the Company are required to sign.

     8. Indemnity. The Company shall indemnify and hold the Executive harmless from any cost, expense or liability arising out of or relating to any acts or decisions made by the Executive on behalf of or in the course of performing services for the Company to the same extent the Company indemnifies and holds harmless other executive officers and directors of the Company and in accordance with the Company's certificate of incorporation, bylaws and established policies.



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     9. Governing Law. This Agreement shall be governed by the laws of the State of California.

     If you agree with the foregoing, please execute in the space provided below. We look forward to a long and rewarding relationship.

                                       UWINK, INC.

                                       By: /s/ Nolan Bushnell
                                           -------------------------
                                           Nolan Bushnell
                                           Chief Executive Officer


                                       By: /s/ Nolan Bushnell
                                           -------------------------
                                           Nolan Bushnell
                                           Executive